Exhibit 10.12

This EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of March 29, 2007, by and between Broadcasting Media Partners, Inc. (formerly known as Umbrella Holdings, LLC), a Delaware corporation (the “Company”), and Joseph Uva (the “Executive”).

WHEREAS, the Company desires that Executive become employed by the Company effective on April 2, 2007 (the “Effective Date”); and

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company and that, in consideration of the compensation, benefits and continued employment of Executive hereunder, Executive will not be employed with any competitor of the Company for a limited period following Executive’s termination of employment with the Company;

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the fourth anniversary of the Effective Date (the “Initial Term”). On the fourth anniversary of the Effective Date and on each anniversary thereof, the term of the Agreement shall be automatically extended for an additional twelve-month period (the Initial Term, together with any extension, the “Employment Period”). Either the Company or Executive may elect to terminate the automatic extension of the Employment Period by giving written notice of such election to the other party not less than six (6) months prior to the end of the then current Employment Period.

2. Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position as Chief Executive Officer of the Company and Chief Executive Officer of Univision Communications, Inc. (“UVN”) and such other wholly owned subsidiaries of the Company as the Executive may reasonably determine in consultation with the Board of Directors of UVN. Executive shall also be a member of the Board of Directors of the Company (the “Board”) and a member of the board of directors of UVN and such other subsidiaries of the Company as reasonably requested by the Board. Executive shall have the duties and authorities commensurate with his positions as the Chief Executive Officer of the Company and UVN, and such other duties, consistent with his position, as may reasonably be assigned to him from time to time by the Board, and shall not be assigned any duties that are not consistent with his positions as Chief Executive Officer and a member of the board of directors of the Company, UVN or other subsidiary of the Company. If one of the Company or its affiliates (not including any of the Sponsors or other portfolio companies owned by any Sponsor) becomes a public company, Executive shall be the Chief Executive Officer and a member of the board of directors of such public company. Executive will report solely and directly to (a) the Board and any committee thereof and (b) to Haim Saban personally as a member of the Board (and not, for the avoidance of doubt, through Saban Capital or any employee or director thereof other than Haim Saban). In the event of any conflict in directions provided by the Board or Haim Saban, the directions of the Board shall be controlling. Haim Saban is not entitled to have direct authority as to any employees (other than Executive) and thus any requests made directly to such employees are subject to Executive’s authority to manage the day-to-day activities of his direct reports and other employees. Executive shall devote his entire business time, attention and good faith efforts (excepting vacation time, holidays, sick days and periods of disability) in his employment and service with the Company and its affiliates; provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from managing his personal affairs or engaging in charitable or civic activities, or, with the written consent of the Board, serving as a director of or providing services to another business or enterprise (whether engaged in for profit or not; provided, however, with respect to for profit businesses, the Executive shall be limited to serving as a director or managing a passive investment), so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder. Executive may continue to serve on the Board of Directors of the organizations listed on the Schedule of Boards consistent with his level of activities to date with respect to such organization.

For purposes of this Agreement, “Sponsors” shall mean the “principal investors” as defined in the Stockholders Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Umbrella Acquisition, Inc. and Certain Stockholders of the Company, dated as of March 29, 2007, as amended from time to time.

3. Location Of Employment and Relocation Benefits. Executive shall work in either the New York, Los Angeles or Miami metropolitan areas, as determined by the Board in consultation with Executive. The initial establishment of the Executive in the New York metropolitan area (including New Jersey) shall not be treated as a relocation or as a decision to locate the executive offices of the Company in New York, and the Board, in consultation with Executive, may shift (but only once) the executive offices to one of the other two metropolitan areas during the first two years of the Initial Term. In the event the executive offices of the Company are relocated to the Los Angeles or Miami metropolitan areas, the Company shall provide customary relocation benefits at a Chief Executive Officer level, including temporary housing as reasonably required by Executive and a full tax gross up with respect to any relocation benefits that are not excludable from the Executive’s income or, if includable in the Executive’s income, are not fully deductible. Following any relocation outside of the New York metropolitan area, if thereafter Executive is terminated without Cause or resigns for Good Reason, the Company will relocate Executive and his family back to the New York metropolitan area under the Company’s relocation policy applicable at a Chief Executive Officer level, including a full tax gross up as described above.

4. Compensation.

4.1 Base Salary.

(a) In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $1,150,000 during his employment. Executive’s Base Salary will be reviewed annually and may be increased during the Employment Term in the discretion of the Board, but may not be decreased.

(b) The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions.

4.2 Sign On Bonus. Executive shall receive a $1 million cash payment on or about the Effective Date, which shall be applied (i) to pay applicable income and employment taxes on such payment (estimated to be $430,000) and (ii) to purchase approximately $570,000 of the Restricted Shares (as described in Section 4.4(b) below).

4.3 Annual Bonus. Executive shall be entitled to an annual target bonus of 150% of annual salary for such fiscal year, subject to performance goals established by the Board in good faith, and shall have the opportunity to earn a higher annual bonus if target performance goals are commensurately exceeded, as determined by the Board in good faith. With respect to 2007, Executive shall be entitled to receive an annual bonus as follows: (i) a bonus payment on or about the Effective Date in the amount of $300,000, which shall be used to pay applicable income and employment taxes on the receipt of such bonus and on the Class A Common Stock included in the Initial Stock Award (as defined below), and (ii) a target bonus opportunity of $1,425,000 (provided that the amount actually paid with respect to such bonus shall not be less than $850,000).

4.4 Equity Grants.

(a) Initial Stock Award. On the Effective Date, Executive shall be granted an equity award representing shares of Preferred Stock of Broadcast Media Partners Holdings, Inc., and Class L Common Stock of the Company (which shall be in the form of restricted stock units) and Class A Common Stock of the Company (which shall be in the form of restricted shares) (collectively, the “Company Securities”) having an aggregate fair market value of $5 million on such date (the “Initial Stock Award”), in the same proportion as the classes of such stock are being purchased by the Sponsors. The terms and form of the Initial Stock Award shall be set forth in an award agreement, which shall be in substantially the same form as Exhibit A attached hereto.

(b) Restricted Share Award. Executive shall purchase, as of the Effective Date or such later date as set forth in Section 4.4(c), restricted shares of the Class A Common Stock of the Company, which shall represent, on the date of the closing of the transactions contemplated by the Merger Agreement (defined below), 0.7% of the fully diluted appreciation in the value of the common stock of the Company (excluding preferences with respect to the Class L Common Stock of the Company) (the “Restricted Shares”). The terms of the Restricted Shares shall be set forth in Executive’s award agreement, which shall be in substantially the same form as Exhibit B attached hereto.

(c) Loan. The Company shall make a recourse loan to Executive, in the approximate amount of $2,023,000, solely for the purpose of enabling Executive to complete the purchase of the Restricted Shares, and such loan shall have the lowest permitted applicable federal rate of interest thereon. One-third of Executive’s annual bonus (described in Section 4.3), starting with the annual bonus for the Company’s fiscal year commencing January 1, 2008, shall be applied to repayment of the loan and any interest accrued thereon. The loan shall be governed by a Secured Promissory Note and Pledge Agreement in the form of Exhibit C attached hereto. Notwithstanding the above, such loan shall not be made to Executive until such time as the Company or any of its affiliates shall no longer be an SEC reporting company.

(d) Equity Investment. In addition, Executive shall invest at least $500,000 in Company Securities in the same classes, in the same proportion and on substantially the same terms as such securities are being purchased by the Sponsors on the closing date of the transactions contemplated by the Merger Agreement (described below).

4.5 Vacation. Executive shall be entitled to twenty (20) annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

4.6 Benefits. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its discretion. Until Executive is eligible for Company medical insurance, the Company will pay Executive’s COBRA continuation coverage, or reimburse Executive for such coverage on an after-tax basis.

4.7 Perquisites. During the Employment Period, the Company shall pay for and provide for the Executive (i) term life insurance coverage in (a) an amount of $2 million and (b) an additional amount of $1 million during the first 10 years of Executive’s employment with the Company, and thereafter, such $1 million amount is subject to adjustment if the cost exceeds standard rates, (ii) long-term disability benefits of $660,000 per annum and (iii) reimbursement for the cost of an annual physical examination.

5. Termination. Executive’s employment hereunder may be terminated as follows:

5.1 Automatically in the event of the death of Executive;

5.2 At the option of the Company, within 30 days of the determination of Permanent Disability, by written notice to Executive or his personal representative in the event of the Permanent Disability of Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which has rendered the Executive unable to perform his material duties for a period of 180 days in any twelve-month period;

5.3 At the option of the Company for Cause (as defined in Section 6.4), on prior written notice to the Executive in accordance with Section 6.4;

5.4 At the option of the Company at any time without Cause;

5.5 At the option of Executive, at any time, for any reason, on sixty (60) days prior written notice to the Company; or

5.6 At the option of Executive for Good Reason (as defined in Section 6.5), on prior written notice to the Company in accordance with Section 6.5.

6. Severance Payments.

6.1 Termination Without Cause, by Executive for Good Reason or by Non-renewal of Agreement. If Executive’s employment is terminated at any time during the Employment Period by the Company without Cause, by Executive for Good Reason or if the Executive’s employment is terminated hereunder as a result of non-renewal of this Agreement by the Company, Executive shall be entitled to an amount equal to (i) his Base Salary through the date of termination plus (ii) (A) one (1) times Base Salary if such termination occurs prior to the second anniversary of the Effective Date or (B) two (2) times the sum of his Base Salary and the annual cash bonus earned for the year preceding the year including the date of termination, if such termination occurs on or after the second anniversary of the Effective Date, payable in accordance with the usual payroll policies in effect at the Company as if Executive continued to be employed, plus (iii) any annual bonus earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time as such payment would be made if Executive continued to be employed by the Company plus (iv) a pro-rata annual bonus, if any, for the calendar year in which such termination occurs (based on the actual results of the Company for such calendar year), payable at the same time as such bonus would be made if Executive was still employed by the Company. Executive shall also be entitled to any accelerated or continued vesting or payment with respect to his equity awards as provided in the applicable equity plan or award agreement, any relocation benefits described in Section 3 hereof, two (2) years of continued life insurance and group medical coverage for Executive and eligible dependents upon the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect immediately prior to such termination of employment, provided that such continued life insurance and group medical coverage shall cease upon Executive becoming employed by another employer and eligible for life insurance and/or medical coverage with such other employer, any accrued and unpaid vacation pay, and any other benefits which may be owing in accordance with the Company’s policies.

6.2 Death or Permanent Disability. Upon the termination of Executive’s employment due to death or Permanent Disability, Executive or his legal representatives shall be entitled to receive an amount equal to Base Salary payable through the date of termination as well as amounts described under Section 6.1(iii) and (iv) hereof. Executive or his legal representatives shall also be entitled to any accelerated vesting or other benefits with respect to any of Executive’s equity awards, as provided under the terms of the applicable equity plan and award agreement, two (2) years of continued life insurance and group medical coverage for Executive and eligible dependents upon the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect immediately prior to such termination of employment, provided that such continued life insurance and group medical coverage shall cease upon Executive becoming employed by another employer and eligible for life insurance and/or medical coverage with such other employer, any accrued and unpaid vacation pay, and any other benefits which may be owing in accordance with the Company’s policies.

6.3 Termination for Cause or by Executive without Good Reason. Except for Base Salary through the day on which Executive’s employment was terminated, any accrued and unpaid vacation pay and any other vested benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 5.3, or upon Executive’s termination of his employment hereunder pursuant to Section 5.5; provided, however, that for the avoidance of doubt, Executive’s equity awards shall be treated as provided in the applicable equity plan or award agreement.

6.4 Cause Defined. For purposes of this Agreement, the term “Cause” shall mean:

(a) Executive’s willful failure to perform his services hereunder in any material way after notice from the Board and an opportunity to cure;

(b) material breach of fiduciary duty;

(c) Executive’s conviction of (or pleading guilty or nolo contendere in respect of) a felony or any lesser offense involving willful and material dishonesty or moral turpitude;

(d) material, willful misconduct with regard to the Company or any of its subsidiaries, or any employees, officers or directors thereof with regard to matters related to the Company or any of its subsidiaries; or

(e) material breach by Executive of any of the provisions of this Agreement after notice from the Board and an opportunity for 30 days to cure (if curable).

provided, that, in each case, Executive may be terminated for Cause only after prompt notice alleging specific facts or circumstances, a meeting with the Board and a majority vote of the Board (excluding employees of the Company or any of its subsidiaries). No act or failure to act will be considered “willful” unless done or omitted to be done in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or with reckless disregard of the consequences.

6.5 Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean, without Executive’s prior written consent:

(a) any failure of Executive to hold the title of Chief Executive Officer and be a member of the Board or its ultimate parent other than by reason of Executive’s termination of employment;

(b) any significant diminution in the Executive’s responsibilities, authorities or duties (other than purely as a result of the Company after an IPO becoming a non-reporting company so long as Executive is the CEO of the ultimate parent of the Company);

(c) any requirement that Executive relocate his principal place of employment to any city other than New York, Los Angeles or Miami (and nearby areas), or after having relocated from New York City and its nearby areas pursuant to Section 3 above, to either Los Angeles or Miami (including nearby areas), the Company requires Executive to subsequently relocate to a different city and its nearby areas unless such relocation is at the request of the Executive;

(d) any material, willful breach by the Company of any of its material obligations to the Executive; and

(e) any failure to obtain in a writing delivered to Executive an assumption of Executive’s employment contract by a successor to all or substantially all of the assets of the Company;

provided, that, in each case, any resignation for Good Reason requires notice by Executive to the Board within 90 days of Executive’s knowledge of the specific facts and circumstances constituting Good Reason stating such specific facts and circumstances and the Company shall have a reasonable opportunity to cure such circumstances (if curable) within 30 days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the thirty-day cure period following receipt by the Company of Executive’s written notice expires and the Company shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Good Reason on the day following expiration of such thirty-day cure period.

6.6 Change in Control Benefits. With respect to the Company Securities referred to in Sections 4.4 (a) and (b) hereof (including, for the avoidance of doubt, the Restricted Shares), if, in the event a Change in Control of the Company (as defined in Executive’s equity award agreements attached hereto) within six months following a Protected Termination, the net cash proceeds realized per share with respect to any class of Company Securities exceeds the Fair Market Value (as defined in Executive’s equity award agreement attached hereto) of the Company Securities in the same class received by Executive, then Executive shall be entitled to an additional payment as soon as reasonably practicable following such Change in Control, equal to the positive difference, on a per share basis, between the net cash proceeds and Fair Market Value multiplied by the number of Company Securities previously sold by Executive. This Section 6.6 shall not apply to any Company Securities, other than the Initial Stock Award, sold by Executive to the Company for cost (rather than Fair Market Value) and payment under this Section 6.6 shall be limited to the difference between Fair Market Value and cost to Executive of such Company Securities if Executive received Fair Market Value for the Company Securities because the Fair Market Value was less than the cost of such shares on the date of such sale.

(a) For purposes of this Agreement, “Protected Termination” shall mean termination of Executive’s employment:

(i)	due to Executive’s death or Permanent Disability;

(ii)	by Executive upon resignation for Good Reason; and

(iii)	by the Company without Cause.

6.7 Acquisition of UVN. In the event the Sponsors decide not to proceed with the acquisition of UVN as contemplated by that Agreement and Plan of Merger by and among the Company, Umbrella Acquisition, Inc. and UVN, dated as of June 26, 2006 (the “Merger Agreement”), and Executive’s employment with the Company is terminated other than for Cause on or following the abandonment of such acquisition, the Initial Stock Award shall be cancelled and void ab initio and Executive shall be paid $5 million in cash as soon as reasonably practicable following such termination of employment in lieu of any other benefits under this Agreement, including, without limitation, Section 6.1, and in satisfaction of all obligations to Executive in respect of his employment with the Company (other than accrued and unpaid salary, if any). In the event of a termination of employment under this Section 6.7, the restrictive covenants contained in Sections 9.1 and 9.2 hereof shall not apply.

6.8 Condition to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall be contingent upon execution by Executive (or Executive’s beneficiary or estate) of a general release of all claims in the form attached hereto as Exhibit D.

6.9 No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payment described in this Section 6, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

6.10 Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of the Company and its affiliates and as a member of the Board and its committees and the Board of Directors or other managing body of any affiliate of the Company and their committees.

7. Parachute Tax-Gross Up.

7.1 Public Company Status.

(a) In the event that the stock of the Company is publicly traded and any payment or benefit to Executive under this Agreement or any other plan, arrangement or agreement with the Company (including, without limitation, any payment or benefit in connection with the Restricted Stock Units or Restricted Shares) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of all Excise Taxes on the Payments, and all Excise Taxes, federal, state and local income taxes, and federal employment taxes on the Gross-Up Payment, shall be equal to the amount of the Payments.

(b) For purposes of determining whether any of the Payments will be subject to the Excise Tax, such determination shall be initially made by tax counsel selected by the Company who shall deliver an opinion or such other applicable documentation, but only to the extent necessary for Executive to have substantial authority for filing his income tax return with the Internal Revenue Service. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(c) The Gross-Up Payments provided for in this Section 7.1 shall be made upon the earlier of (i) the payment to Executive of any Payment or (ii) the imposition upon Executive or payment by Executive of any Excise Tax upon any Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under this Section 7.1, Executive shall repay to the Company within thirty (30) days of the later of the Executive’s receipt of notice of such final determination or opinion and Executive’s receipt of a refund or credit from the IRS in respect of any such amount, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Executive, if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by Executive on the amount of such repayment. If it is established pursuant to a final determination of a court, an Internal Revenue Service proceeding, or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company’s receipt of notice of such final determination or opinion.

7.2 Private Company Status. In the event that the stock of the Company is not publicly traded and the exemption described in Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended (the “Code”) would apply to payments by the Company to Executive in connection with a change in control (as defined in Section 280G of the Code) if the requisite shareholder approval is obtained, Executive shall be entitled to receive an additional payment equal to the amount of the Excise Tax, if any, on the Payments, including the additional payment (but, for the avoidance of doubt, shall not be entitled to any tax gross-up payment with respect to any other taxes, including, without limitation, income or employment taxes, on the Excise Tax). If Executive advises the Company that he is willing to waive his rights to receive excess parachute payments in connection with the transaction which could cause excise taxes under Section 4999 of the Code to apply, the Company shall use reasonable best efforts to, following such waiver, obtain the requisite shareholder approval of any such excess parachute payments. In the event such shareholder approval is obtained, the Executive acknowledges and agrees that he is not entitled to share in any tax savings resulting from the Company’s deduction of the excess parachute payments.

8. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business and affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and in accordance with such reasonable guidelines or limitations established by the Board from time to time.

9. Restrictions on Activities of the Executive.

9.1 Non-Competition.

(a) During the two-year period commencing on the date Executive’s employment with the Company ends, Executive shall not be employed or otherwise involved with any of the companies or business units described in Section A of the Schedule of Competitors attached hereto, and any successors thereto and spinoffs therefrom. For avoidance of doubt, Executive may be employed or involved with a company that owns any of the specifically identified companies in Section A of the Schedule of Competitors or any company that is not primarily focused on or engaged in activities relating to the Hispanic market (“Non-Hispanic Business Company”) so long as he is not employed by or otherwise directly involved with such specifically identified companies or such activities, and Executive shall not be deemed to be directly involved in such specifically identified companies or activities relating to the Hispanic market if less than 20% of his duties, responsibilities and activities with respect to any Non-Hispanic Business Company arise from or relate to such specifically identified companies or activities relating to the Hispanic market, including companies or business units that are primarily focused on or engaged in such activities. Executive shall have the burden of demonstrating that his duties, responsibilities and activities with respect to such specifically identified companies and activities relating to the Hispanic market constitute less than 20% of his overall duties, responsibilities and activities with any company.

(b) During the one-year period following the date Executive’s employment with the Company ends, Executive shall not be employed or otherwise involved with any of the companies set forth in Section B of the Schedule of Competitors attached hereto, and any successors thereto and spinoffs therefrom.

(c) The Company may amend the Schedule of Competitors attached hereto from time to time prior to the date either party provides a notice of termination of employment to the other party; provided, however, that the number of companies set forth in Section B of such Schedule may not be increased. The Company shall not unreasonably withhold its consent to Executive’s employment or other involvement with any of the named competitors on the Schedule of Competitors.

Notwithstanding anything herein to the contrary, the Executive may hold passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

9.2 Non-Solicitation. Executive covenants and agrees that during employment and for a period of two years after the termination of Executive’s employment under this Agreement, Executive shall not directly or indirectly influence or attempt to influence or solicit present or future employees, performers or independent contractors of the Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such affiliates. The restrictions in this Section 9.2 shall not apply to (x) general solicitations that are not specifically directed to employees of the Company or any affiliate, (y) serving as a reference at the request of an employee or (z) actions taken in the good faith performance of his duties for the Company.

9.3 Confidentiality. Executive shall not, during the Employment Period or at any time thereafter, except in accordance with the performance of his duties hereunder, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). The Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, the Executive shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order. Promptly upon termination, for any reason, of Executive’s employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or any of its subsidiaries or affiliates which contain Confidential Information. Notwithstanding the foregoing, Executive shall be permitted to retain his rolodex and similar address books, including those in electronic form, provided that, to the extent any of the foregoing constitutes Confidential Information, Executive shall maintain the confidentiality of such information.

“Confidential Information” means any information with respect to the Company or any of its subsidiaries and affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

9.4 Assignment of Inventions. Executive agrees that during the Employment Period, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the Business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during the Employment Period.

Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of his physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

9.5 Survival. This Section 9 shall survive any termination or expiration of this Agreement.

10. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 9 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.

11. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

12. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Broadcasting Media Partners, Inc.

c/o Univision Communications, Inc.

1999 Avenue of the Stars, Suite 3050

Los Angeles, California 90067

Attn: General Counsel

With copies to (which shall not constitute notice):

David K. Duffel, Esq.

Weil, Gotshal & Manges LLP

100 Federal Street, Floor 34

Boston, MA 02110

If to the Executive:

The last address shown on records of the Company

With copies to (which shall not constitute notice):

Michael Sirkin, Esq.

Proskauer Rose LLP

1585 Broadway

New York, NY 10036

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

13. Miscellaneous.

13.1 Executive Representation. Executive hereby represents to the Company that, except as previously disclosed to the Company with respect to Executive’s most recent former employer, the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive represents that he will not use or disclose any confidential information obtained by Executive in connection with his former employment and the Company represents that it shall not ask him to use or disclose such confidential information during the course of Executive’s employment with the Company and UVN.

13.2 Indemnification. Executive shall be indemnified by the Company for acts taken in his role as officer, director or fiduciary with respect to the Company or any of its affiliates, as and to the extent provided in the Company’s Certificate of Incorporation as in effect on the Effective Date or any more favorable amendment thereof. In no event, except as prohibited by law, shall Executive have any less rights of indemnification then those currently set forth in such Certificate. Such obligation shall continue after any termination of employment or directorship with regard to actions or inactions taken while affiliated with the Company and its affiliates. Executive shall be covered by the Company’s directors and officers insurance policy upon terms and conditions no less favorable than the terms provided by the Company to any member of the Board (in Executive’s role as a director) or any senior executive of the Company (in Executive’s role as an officer). Such coverage shall continue after Executive’s termination of employment or directorship, but only while the Company maintains any directors or officers insurance coverage for any of its former directors or officers.

13.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

13.4 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

13.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

13.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

13.7 Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of any amounts owed by Executive to the Company or its affiliates, except with respect to amounts owed by the Executive to the Company pursuant to the loan described in Section 4.4(c) of this Agreement.

13.8 Section 409A. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Section 409A of the Code. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company and the Executive shall, to the extent necessary to comply with Section 409A of the Code, agree to act reasonably and in good faith to mutually reform the provisions of this Agreement to avoid the application of or excise tax under Section 409A of the Code. Notwithstanding any other provision herein, if the Company determines that Executive is a “specified employee”, as defined in, and pursuant to, Prop. Reg. Section 1.409A-1(i) or any successor regulation, on the date of termination, no payment of compensation under this Agreement shall be made to Executive during the period lasting six months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence. Notwithstanding the foregoing, neither the Company nor its employees or representatives shall have liability to the Executive with respect hereto in respect of actions taken by the Company in good faith.

13.9 Attorney Fees. The Company shall pay or reimburse the Executive for reasonable legal fees incurred in connection with the negotiation and drafting of this Agreement and any equity award agreements, subject to and within ten days after his request for reimbursement accompanied by evidence that the fees and expenses were incurred.

13.10 Arbitration. If any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. If the arbitrator determines that the Executive is the prevailing party in the dispute, then the Company shall reimburse the Executive for his reasonable legal or other fees and expenses incurred in such arbitration subject to and within ten days after his request for reimbursement accompanied by evidence that the fees and expenses were incurred.

13.11 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

13.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

By:	/s/ James C. Carlisle
Name:	James C. Carlisle
Title:	Vice President

EXECUTIVE:

/s/ Joseph Uva

SCHEDULE OF BOARDS

For profit

TiVo, Inc.

Imaginova Corp.

Not for profit

Int’l Radio

Television Society Foundation.

The Valerie Fund (Advisory Board only)

SCHEDULE OF COMPETITORS

Section A. Competitors During the First Two Years After Employment Ends: Disney (including ABC, Disney Cable channels, ABC Radio and other business units that have material television and/or cable advertising revenues, but excluding during the second year after employment ends, employment with or with respect to ESPN, Disney theme parks and other business units that do not have material television and/or cable advertising revenues), NBC, CBS (including CBS Radio, CW), Fox and Clear Channel. All other companies or business units thereof which are primarily engaged in activities focusing upon or otherwise directly relating to the Hispanic market (other than any advertising agency that is not engaged in sales of advertising but the purchase or placement of advertising), including, without limitation, Telemundo, TV Azteca, Televisa, Spanish Broadcasting System, Entravision Communications, Liberman Broadcasting, Yahoo! En Español, Terra, AOL Latino

Section B. Competitors During the First Year After Employment Ends:

•	Time Warner (Turner), Viacom, Comcast, Cablevision

•	Direct TV, Echostar

•	Radio One

•	Citadel Broadcasting

•	Emmis Communications

•	Entercom

•	Cox Radio

•	Saga Communications

•	Sirius Radio

•	XM Radio

EXHIBIT D

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance benefits described in Section 6 of the Executive Employment and Non-Competition Agreement dated March 29, 2007, (the “Employment Agreement”). Thus, by executing this General Release (“General Release”), you have advised us that you waive any and all claims against Broadcasting Media Partners (the “Company”), and its subsidiaries and affiliated or related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Releasees”) and by execution of this General Release you irrevocably and unconditionally releases and forever discharges any such claims, except relating to any compensation, severance pay and benefits described due to you in Section 6 of the Employment Agreement.

You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination of employment from the Company that are released hereby. It is also acknowledged that your termination is not in any way related to any work related injury.

The sole exceptions to this General Release are: (i) retirement benefits accrued and vested prior to the effective date of your employment termination, (ii) documented, accrued and unpaid wages, benefits and expense reimbursement owing for the period through the effective date of your employment termination, (iii) the accrued and unpaid welfare benefit claims incurred prior to your employment termination, (iv) the benefits specifically provided in Section 6 of the Employment Agreement, (v) [List out contractual rights to any equity awards under any written equity agreements], (vi) any right to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certification of incorporation of the Company or any Releasee, or any agreement between you and the Company or any Releasee and (vii) any rights as an insured under any director’s and officer’s liability insurance policy.

This General Release is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives and assigns (collectively, the “Releasors”).

Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.

The ability to receive compensation and benefits under the terms of the Employment Agreement will remain open for a forty-five (45) (45 days if part of a layoff of two or more individuals) or twenty-one (21) (21 days if a single termination) day period after the later of your termination of employment with the Company and the delivery of this General Release to give you an opportunity to consider the effect of this General Release. At your option, you may elect to execute this General Release on an earlier date. Additionally, you have seven (7) days after the date you execute this General Release to revoke it. As a result, this General Release will not be effective until eight (8) days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

Finally, this is to expressly acknowledge:

•

You have received a list of the ages and job descriptions of the individuals who are eligible to receive severance payments conditioned upon the signing of a similar General Release. (This bullet point only applies if the termination is part of a termination of layoff of a group. Otherwise the Company is not required to give a list of such ages and job descriptions.)

•	You have been provided a period of at least [twenty-one (21) days/forty-five (45) days] within which to consider the terms of this General Release;

•	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;

•

You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein;

•

No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of payment set forth in Section 6 of the Employment Agreement.

This General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This General Release may not be modified except by a writing, signed by you and by a duly authorized officer of the Company.

This General Release shall be governed and interpreted under federal law and the laws of the State of New York.

I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing the Releasees from any and all claims, except as set forth herein. Further, if signed prior to the completion of the forty-five (45) or twenty-one (21) day review period, this is to acknowledge that I knowingly and voluntarily signed this General Release on an earlier date.

Date	Name

22